CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of The Gabelli Global Utility & Income Trust as of our report dated February 27, 2018, relating to the financial statements and financial highlights, which appears in The Gabelli Global Utility & Income Trust Annual Report on Form N-CSR for the year ended December 31, 2017.    We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

New York, New York

May 17, 2018

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017 T: (646) 471 3000,

F: (813) 286 6000, www.pwc.com/us